Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORNERSTONE BUILDING BRANDS, INC.

ARTICLE ONE

The name of the corporation is Cornerstone Building Brands, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall have one (1) vote and all shares of Common Stock share vote together as a single class.

ARTICLE FIVE

Any one (1) or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, supplemented or interpreted, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any act or omission in such director’s capacity as a director. Any modification, repeal or amendment of this Article, or adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article by the stockholders of the Corporation, shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its stockholders of a director of the Corporation existing at the time of such modification, repeal, amendment or adoption of an inconsistent provision.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE ELEVEN

The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, supplemented or interpreted, indemnify, and advance expenses to, any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL, and the indemnification or advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure the benefit of the heirs, executors and administrators of such a person. The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the DGCL or the provisions of this Article. Any modification, repeal or amendment of this Article, or adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article by the stockholders of the Corporation, shall be prospective only and shall not adversely affect or impair in any way the rights of any director or officer of the Corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification, repeal, amendment or adoption of an inconsistent provision.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders, directors and any other persons herein are granted subject to this reservation.

ARTICLE THIRTEEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

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